Exhibit 5.1

Matthew T. Browne

(858) 550-6045

mbrowne@cooley.com

May 15, 2007

CryoCor, Inc.

9717 Pacific Heights Boulevard

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CryoCor, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of an aggregate of 547,357 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including 494,941 shares reserved for issuance pursuant to the Company’s 2005 Equity Incentive Plan and 52,416 shares reserved for issuance pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (collectively, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses prepared pursuant to Section 10(a) of the Securities Act of 1933, as amended, with respect to the Plans (the “Prospectuses”), the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

/s/ Matthew T. Browne
Matthew T. Browne

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM